Exhibit 10.4

LESLIE’S, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[PARTICIPANTID]

[FIRSTNAME] [LASTNAME]

Leslie’s, Inc. (the “Company”) hereby grants you an award of Restricted Stock Units (your “Restricted Stock Units” and also referred to as this “Award”) under the Leslie’s, Inc. 2020 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[ ], [ ]

Vesting Commencement Date:	[ ], [ ]

Number of Restricted Stock Units:	[# SHARES GRANTED]

Vesting:

Your Restricted Stock Units will vest as follows, provided that you remain in continuous employment or service with the Company or an Affiliate until the applicable vesting date: [INSERT RELEVANT VESTING SCHEDULE].

Upon a Change of Control, Section 17(c) of the Plan will apply to your Restricted Stock Units.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Stock Units are fully vested, you will forfeit the unvested Restricted Stock Units.

Settlement of Restricted Stock Units:	As soon as practicable after your Restricted Stock Units vest (but in any event no later than March 15th of the calendar year immediately following the calendar year in which vesting occurs), the Company will settle such vested Restricted Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Restricted Stock Units:	You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award. Without limitation of the foregoing, by accepting this Award, you agree to enter into and be bound by that certain Registration Rights and

Lock-Up Agreement, by and among the Company, Bubbles Investor Aggregator, L.P., Explorer Investment Pte Ltd and the other parties thereto (the “RRLA”), and you agree that the RRLA will apply to the Shares issuable upon vesting of your Restricted Stock Units. For the avoidance of doubt, issuance of the Shares upon vesting of your Restricted Stock Units is conditioned upon your timely execution of the RRLA.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units (including with respect to voting or dividends), unless and until a certificate for Shares is issued upon vesting of the Restricted Stock Units.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award, without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate, at the time the Company or its Affiliate, is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such Restricted Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

•  Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee or otherwise remain in the service of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation. Nothing in this Award will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws and other similar governing documents and applicable law. Any value under your Restricted Stock Units is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. The grant of your Restricted Stock Units does not create any right to receive any future awards.

•  The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations or inducements, other than those contained herein.

•  By accepting the grant of your Restricted Stock Units, you agree not to sell any Shares acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

•  As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator, and that any interpretation by the Administrator of the terms of this Award or the Plan, and any determination made by the Administrator pursuant to this Award, shall be final, binding and conclusive.

•  Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of any award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

•  You acknowledge and expressly agree to the governing law and jurisdiction and waiver of jury trial terms of Section 18(g) of the Plan (and any successor terms).

•  This Award may be executed in counterparts. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

•  The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by applicable law.

•  You must, upon request of the Company, do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company to implement this Agreement.

•  All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and expressly agree to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date, and any term of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN. YOU REPRESENT TO THE COMPANY THAT YOU HAVE READ AND FULLY UNDERSTAND THIS AWARD AND THE PLAN AND THAT YOUR DECISION TO PARTICIPATE IN THE PLAN IS COMPLETELY VOLUNTARY. YOU ALSO ACKNOWLEDGE THAT YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS REGARDING THE TAX CONSEQUENCES OF YOUR RESTRICTED STOCK UNITS. YOU MUST ACCEPT THIS AWARD WITHIN THIRTY (30) DAYS AFTER IT IS FIRST PRESENTED TO YOU FOR REVIEW, BY RETURNING A SIGNED COPY TO THE COMPANY IN ACCORDANCE WITH SUCH PROCEDURES AS THE COMPANY MAY ESTABLISH.

LESLIE’S, INC.		PARTICIPANT

By:
	[EXECUTIVE]	[EMPLOYEE]
[POSITION]

Date:

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